SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to SS240.14a-12


                           J NET ENTERPRISES, INC.
________________________________________________________________________
             (Name of Registrant as Specified in its Charter)


________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

1)  Title of each class of securities to which transaction applies:

_________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:

_________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________________

4)  Proposed maximum aggregate value of transaction:

_________________________________________________________________________

5)  Total fee paid:

_________________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
        _____________________________________________

    2)  Form, Schedule or Registration Statement No.:
        _____________________________________________

    3)  Filing Party:
        _____________________________________________

    4)  Date Filed:
        _____________________________________________

                          J NET ENTERPRISES, INC.
                        4020 Lake Creek Drive, #100
                           Wilson, Wyoming 83014
                              (307) 739-8603

                                               January 2, 2003

Dear Stockholders:

     On behalf of the Board of Directors and management of J Net
Enterprises, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders to be held on January 29 , 2003, at 9:00 a.m. local time, at the Westin Stonebriar Resort located at 1549 Legacy Drive, Frisco, Texas 75034.

     The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have. Your Board of Directors recommends a vote "FOR" the proposal listed as item 1 in the Notice and described in the enclosed Proxy Statement.

     Stockholders may vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are enclosed. Please complete, date, sign and mail the enclosed proxy card in the return envelope provided, use the toll-free telephone number, or vote via the Internet promptly, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

     We look forward to greeting our stockholders at the meeting.

                                               Sincerely,

                                               /s/ Allan R. Tessler

                                               Allan R. Tessler
                                               Chairman

                          J NET ENTERPRISES, INC.
                        4020 Lake Creek Drive, #100
                           Wilson, Wyoming 83014

                     Telephone Number: (307) 739-8603

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held January 29, 2003

To the Stockholders of J Net Enterprises, Inc.

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of J Net Enterprises, Inc., a Nevada corporation ("J Net"), will be held at Westin Stonebriar Resort located at 1549 Legacy Drive, Frisco, Texas 75034 on January 29, 2003 at 9:00 a.m. local time, for the purpose of considering and acting upon:

     (1) the election of five directors of J Net to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the "Director Proposal");

     (2) to conduct such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 26, 2002 as the record date for determining Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     A proxy and postage prepaid return envelope are enclosed for your convenience.

                          By Order of the Board of Directors,

                          /s/ A. J. Hicks

                          A. J. Hicks
                          Secretary

Dated:  January 2, 2003

     It is important that your shares be represented at the Annual Meeting. This year stockholders may vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are enclosed. Please complete, date, sign and mail the enclosed proxy card in the return envelope provided, use the toll-free telephone number, or vote via the Internet promptly, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

                          J NET ENTERPRISES, INC.
                        4020 Lake Creek Drive, #100
                           Wilson, Wyoming 83014
                      Telephone Number: (307) 739-8603

                              PROXY STATEMENT
__________________________________________________________________________

General

This Proxy Statement, including the letter of Allan R. Tessler and Notice of Annual Meeting of Stockholders (collectively the "Proxy Statement"), is furnished to the holders ("Stockholders") of Common Stock, par value $.01 per share (the "Common Stock"), of J Net Enterprises, Inc., a Nevada corporation ("we," "us" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of J Net to be held on January 29, 2003, including any adjournment or adjournments thereof, (the "Annual Meeting"). A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the accompanying Proxy Card will commence on or about January 6, 2003.

The Board of Directors believes that a vote "FOR" the Director Proposal is in the best interests of the Company and its Stockholders.

The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting other than the matter described in this Proxy Statement. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

All proxies received pursuant to this solicitation will be voted "FOR" the Director Proposal, except as to matters where authority to vote is specifically withheld and where another choice is specified as to the Director Proposal, in which event, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by your Board of Directors intend to vote "FOR" the Director Proposal.

Record Date; Stockholders Entitled to Vote; Quorum

Only Stockholders of record at the close of business on December 26, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, J Net had outstanding 8,524,541 shares of Common Stock. Shares of Common Stock are the only securities of the Company entitled to vote at the Annual Meeting and each share outstanding as of the Record Date will be entitled to one vote. The presence in person or by proxy of the Stockholders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required For Approval

Nevada law requires that each of the five nominees for director be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.
Only votes "for" or "against" shall affect the outcome. Abstentions will be counted toward the tabulation of votes cast on the Director Proposal and will have the same effect as negative votes. Broker non-votes are not counted for purposes of the election of Directors.

Revocability of Proxies

A Stockholder may revoke a proxy at any time before its exercise by (1) notifying in writing the Secretary of the Company at, 4020 Lake Creek Drive, Wilson, WY 830143, Attention: A.J. Hicks, Secretary, (2) completing a later dated proxy and returning it to the Secretary of the Company, or
(3) appearing in person and voting at the special meeting. Additional proxy cards are available from the Company's Secretary.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers or employees of the Company, none of whom will receive any compensation therefor in addition to their regular remuneration. The Company will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their proxies, which are anticipated to total $5,000.

Voting of Proxies

Proxies will be voted in accordance with the instructions indicated thereon. A validly executed proxy which does not indicate instructions will be voted "FOR" the Director Proposal. The Annual Meeting will be held for the transaction of business described above and for the transaction of such other business as may properly come before the Annual Meeting.
Proxies will confer discretionary authority with respect to any other matters which may properly be brought before the Annual Meeting. At the date of this Proxy Statement, the only business which the Company's management intends to present, or knows that others will present, is that described in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons holding proxies solicited hereunder intend to vote such proxies in accordance with their judgment on all such matters.

Tabulation of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted toward the tabulation of votes cast on the Director Proposal and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Officers, directors and beneficial owners of greater than ten percent of the Company's common stock are required by the SEC's regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for the fiscal year ended June 30, 2002, the Company believes that all its officers, directors and beneficial owners of greater than ten percent of the Company's common stock have filed all reports applicable to them with respect to transactions during the fiscal year ended June 30, 2002.

Independent Auditors

The Board of Directors of the Company has selected Ernst & Young LLP as independent accountants of the Company for the fiscal year ending June 30, 2003. Stockholders are not being asked to approve such selection because such approval is not required. The audit services provided by Ernst & Young LLP consist of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees paid or accrued to Ernst & Young LLP ("E & Y") for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended June 30, 2002 and 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were as follows:

                            2002       2001
                          ________   ________

Audit Fees                $240,000   $279,000
Tax Services                30,000     32,000
                          ________   ________
                          $270,000   $311,000
                          ========   ========

The following table shows the fees aid or accrued by the Company for quarterly reviews of Quarterly Reports on Form 10-Q and tax services for its fiscal year ended June 30, 2001 to Deloitte & Touche LLP prior to its change in independent auditors described below.

                            2001
                          ________

Audit Fees                $ 56,000
Tax Services                48,000
                          ________
                          $104,000
                          ========
Change in Auditors

On June 4, 2001, the Board of Directors of the Company, at the recommendation of its Audit Committee, dismissed Deloitte & Touche LLP ("D & T") as the Company's independent public accountants and engaged E & Y to serve as the Company's independent public accountants for fiscal year 2001.

During the fiscal year ended June 30, 2000, D & T's report contained no adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K during either of the last two fiscal years.

The Company reported the dismissal and change in independent auditor on Form 8-K on June 8, 2001. The Form 8-K contained a letter from D & T dated June 6, 2001 and addressed to the Securities and Exchange Commission, stating its agreement with the statements contained in such disclosures. During the Company's two most recent fiscal years and through June 6, 2001, there were no disagreements with D & T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to D & T's satisfaction, would have caused D & T to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years.

During the fiscal years ended June 30, 1999 and June 30, 2000 and through the date of the Board's decision to engage E & Y, the Company did not consult E & Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in items 304(a)(2)(i) and (ii) of Regulation S-K.

Upon recommendation of the Audit Committee, the Board of Directors appointed E & Y as independent public accountants to audit the books and accounts of the Company for the fiscal year ending June 30, 2001. The appointment shall continue at the discretion of the Audit Committee.

Financial Information Systems Design and Implementation Fees and Other Fees

There were no fees billed or professional services rendered by either E & Y or D & T relating to financial information systems design and implementation for the fiscal years ended June 30, 2002, 2001 or 2000.

Financial Information Systems Design and Implementation Fees and Other Fees

There were no fees billed or professional services rendered by E & Y relating to financial information systems design and implementation for the fiscal year ended June 30, 2002.

                            PROPOSAL NO. 1
                          ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected, each to hold office (subject to the Company's By-Laws) until the next Annual Meeting of Stockholders and until a respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished to the Company by them.

The directors of the Company (none of whom has a family relationship with one another, and each of whom is a nominee for election as a director at the Annual Meeting) are as follows:

       Name                        Age              Position
_________________________          ___         _____________________

Allan R. Tessler                    66         Chairman of the Board

Alan J. Hirschfield                 67         Vice Chairman

Eugene M. Freedman                  70         Director

David R. Markin                     71         Director

Robert L. McDonald, Sr.             82         Director

Allan R. Tessler has served as Chief Executive Officer and Chairman of the Board since March 2000 and May 1994, respectively, and has been a director of the Company since 1980. Mr. Tessler also served as Secretary of the Company from 1980 through August 1993. He has been Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He was Co-Chairman and Co-Chief Executive Officer of Interactive Data Corporation (formerly Data Broadcasting Corporation), a securities market data supplier, from June 1992 through February 2000. Mr. Tessler was Chairman of the Board of Enhance Financial Services, Inc., a public insurance holding company from 1986 through 2001, and was Chairman of the Board of Great Dane Holdings Inc., a private diversified holding company, from 1987 through December 1996. He presently is a director of The Limited, Inc. and Interactive Data Corporation.

Alan J. Hirschfield has been a director of the Company since January 2000. Mr. Hirschfield was Co-Chairman of the Board and Co-Chief Executive Officer of Interactive Data Corporation (formerly Data Broadcasting Corporation), a securities market data supplier, from June 1992 to 1999. Prior to becoming Co-Chief Executive Officer in June 1992, Mr. Hirschfield served as managing director of Schroder Wertheim & Co. Inc. and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield presently is a director of Cantel Industries, Inc., Carmike Cinemas, Chyron Corporation and Interactive Data Corporation.

Eugene M. Freedman became a Director of the Company in June 2001. Mr. Freedman is a Senior Advisor of Monitor Company Group Limited Partnership, an international business strategy and consulting firm, which he joined in 1995. He was a Managing Director and President of Monitor Clipper Partners, Inc., a private equity firm, from its formation in 1997 until the end of 1999, and until the end of 2002, he was a senior advisor of that firm. Until October 1994 and for many prior years, Mr. Freedman was a senior partner of Coopers & Lybrand, where he served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP, U.S. and as Chairman of Coopers & Lybrand International. Mr. Freedman presently is a director of The Limited, Inc., Pathmark Stores, Inc., e-Studio Live, Inc. and Outcome Sciences, Inc.

David R. Markin has been a director of the Company since 1980. Mr. Markin has been Chairman of the Board, Chief Executive Officer and President of Checker Motors Corporation ("Checker"), an automobile parts manufacturer and taxicab fleet operator since 1970. Mr. Markin was President and Chief Executive Officer of Great Dane Holdings Inc. from 1989 through December 1996. Mr. Markin presently is President of Checker Holdings Corp. IV, the parent company of Checker.

Robert L. McDonald, Sr. has been a director of the Company since 1980. Mr. McDonald is a senior partner in the law firm of McDonald Carano Wilson LLP, counsel to the Company. Mr. McDonald presently is a principal stockholder, executive officer and a director of Little Bonanza, Inc., the corporate operator of the Bonanza Casino located in Reno, Nevada.

These individuals will be placed in nomination for election to the Board of Directors. The Board of Directors recommends a vote "FOR" the election of each of the nominees for director. The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Committees of the Board of Directors and Meetings

The Board of Directors held each of five meetings during the fiscal year ended June 30, 2002. All directors attended the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during fiscal 2002. The Board of Directors has an Audit Committee and a Compensation Committee. All of the members of the Audit Committee and the Compensation Committee attended all of the meetings of such Committees held during fiscal 2002. The Board of Directors does not have a Nominating Committee. Such matters are discussed by the Board as a whole.

The Audit Committee, which presently consists of Messrs. Freedman, Hirschfield and Markin, held four meetings during fiscal 2002. The Audit Committee reviews and satisfies itself as to the adequacy of the structure of the Company's financial organization and as to the proper implementation of the financial reporting and accounting policies of the Company.

The Compensation Committee, which consists of Messrs. Freedman,
Hirschfield, Markin and McDonald, makes recommendations to the Board of Directors as to salaries, bonuses, and other forms of compensation for officers and other key employees.

                       REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee operates under a written charter, which has been approved by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. During the fiscal year ended June 30, 2002, and as of the date of the adoption of this report, the Audit Committee was comprised of three directors. All three of the members of the Audit Committee are independent under Rule 4200(a)(15) of the NASD's listing standards.

Management is responsible for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the June 30, 2002, financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the alternative treatments of financial information within accounting principles generally accepted in the United States of America that have been discussed with management including the ramifications of the use of such alternative treatments preferred by the independent auditors. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

The Audit Committee reviewed the overall scope of the audits performed by the independent auditors. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations of the Company's internal controls and the overall quality of the Company's financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Based upon the Audit Committee's discussions with management and the independent auditors, and the Audit Committee's review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended June 30, 2002, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Mr. David R. Markin
Mr. Eugene M. Freedman
Mr. Alan J. Hirschfield

                    DIRECTOR AND EXECUTIVE COMPENSATION

Executive Compensation
The following table sets forth certain information concerning compensation for those persons who were (i) the Chief Executive Officer, (ii) the other most highly paid executive officers, and (3) significant employees whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives and Significant Employees") for service provided for the fiscal years ended June 30, 2002, 2001 and 2000.


                                        SUMMARY COMPENSATION TABLE
                       ________________________________________________________________________
                       Annual Compensation                               Long-Term Compensation
                       _________________________________________________ ______________________
                                                                  Awards           Payouts
                                                                  ______           _______
                                                   Other Annual Stock Option
Name and                Fiscal                     Compensation   Awards       LTIP     All Other
Principal Position(1)    Year    Salary   Bonus        (2)      (in shares)(3)  Payout Compensation
_____________________   ______   ________ ________ ____________ ______________  ______ _____________
Allan R. Tessler         2002    $      -  $     -  $50,000(4)      27,500      $   -    $      -
  Chief Executive        2001    $      -  $     -  $50,000(4)      27,500      $   -    $      -
  Officer and Chairman   2000    $      -  $     -  $50,000(4)      57,500      $   -    $102,496(5)
  of the Board

Mark W. Hobbs(7)         2002    $300,000  $     -  $     -              -      $   -    $      -
  President and Chief    2001    $300,000  $     -  $     -              -      $   -    $      -
  Operating Officer      2000    $  9,091  $     -  $     -        300,000      $   -    $      -

Steven L. Korby(8)       2002    $250,000  $     -  $     -              -      $   -    $      -
  Executive Vice         2001    $250,000  $     -  $     -              -      $   -    $      -
  President              2000    $  7,576  $     -  $     -        200,000      $   -    $      -
  and Chief Financial
  Officer

Michael Donahue(6)       2002    $291,667  $     -  $     -              -      $   -    $ 57,000
  Former Chief           2001    $ 83,333  $     -  $     -              -      $   -    $      -
  Executive Officer      2000    $      -  $     -  $     -              -      $   -    $      -
  and Vice Chairman
  of the Board
  InterWorld

Mark E. Wilson(9)        2002    $150,000  $22,500  $     -              -      $   -    $      -
  Vice President and     2001    $105,379  $     -  $     -         40,000      $   -    $      -
  Controller             2000    $      -  $     -  $     -              -      $   -    $      -




(1) Reflects the primary capacity served during 2002, except where otherwise noted.

(2) The Named Executives and Significant Employees each received certain perquisites, the aggregate value of which did not exceed, as to any Named Executive in any of the last three fiscal years, the lesser of $50,000 or 10% of such Named Executive's annual salary and bonus.

(3) Represents the number of shares subject to options granted during the respective fiscal year. On December 31, 2002, Mr. Tessler returned his June 30, 2002 option grant to the Company and such option grant was subsequently extinguished.

(4) Includes fees earned by Mr. Tessler for services on the Board of Directors. Mr. Tessler, who has served as Chief Executive Officer since March 2000, did not receive a salary or bonus during 2002, 2001 or 2000.

(5) Includes value of 6,935 shares received via exercise of options, having a value on the date of exercise of $99,688. Also includes $2,808 for group life insurance premiums paid by the Company for the benefit of Mr. Tessler.

(6) Mr. Donahue's 2001 compensation covers May 2001 through June 2001, the period from which InterWorld became a consolidated subsidiary of the Company. Compensation for 2002 includes July 2001 through March 2002 when Mr. Donahue resigned his position. All other compensation includes consulting fees paid to Mr. Donahue beginning in April 2002 for services rendered as a part time consultant.

(7) Mr. Hobbs was appointed President and Chief Operating Officer on June 21, 2000.

(8) Mr. Korby was appointed Executive Vice President and Chief Financial Officer on June 21, 2000. Mr. Korby also serves as Executive Vice President and Chief Financial Officer of InterWorld Corporation, a subsidiary of the Company. He has held such position since February 2001. Mr. Korby's salary, benefits and other costs related to services performed are billed to InterWorld on a time spent basis. Salary billed to InterWorld for the fiscal year ended June 30, 2001 was approximately $104,000. Because InterWorld is a consolidated subsidiary, the $104,000 billed from the Company to InterWorld is not presented as a reduction to Mr. Korby's salary.

(9)  Mr. Wilson was appointed Controller on September 11, 2000.

Option Grants
The following table summarizes information concerning individual grants of options, including the potential realizable dollar value of grants of options made during the fiscal year ended June 30, 2002, to each Named Executive and Significant Employees, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the option term, at the assumed rates indicated in the following table.

                              FISCAL 2002 OPTION GRANTS
                         ____________________________________________________________________
                             Individual Grants                                 Option Term(1)
                         ___________________________________________________   ______________
                         Number of   Percent of Total
                         Securities      Options
                         Underlying    Granted to       Exercise
                           Options      Employees        Price    Expiration
  Name                   Granted (#) in Fiscal Year (2) ($/Share)    Date     5% ($)  10% ($)
_______________________  __________  _________________   ________  __________ ______  _______

Allan R. Tessler (3)(4)    27,500           20%           $.64     6-30-07   $4,863  $10,745


(1) The dollar amounts under these columns are the result of calculations at annualized appreciation rates of 5% and 10%, respectively, which were established by rules promulgated by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) Total options granted include options to purchase an aggregate of 137,500 shares of Common Stock granted to the Board of Directors.

(3) As a member of the Board of Directors on June 30, 2002, Mr. Tessler was automatically granted an option to purchase 27,500 shares of Common Stock on such date. Pursuant to the 1992 Incentive and Non-qualified Stock Option Plan, the exercise price for each June 30 automatic grant will be the fair market value of the Common Stock on the following September 30. For purposes of computing the potential realizable value of stock price appreciation for Mr. Tessler's option grant, an exercise price of $.64, representing the fair market value of the Common Stock on September 30, 2002 was used.

(4) On December 31, 2002, Mr. Tessler returned his June 30, 2002 option grant to the Company and such option grant was subsequently extinguished.

Option Exercises and Fiscal Year-End Values
The following table summarizes information with respect to the exercise of options to purchase Common Stock of the Company during the last fiscal year by each of the Named Executives and the value of unexercised options held by each of them as of the end of fiscal 2002. None of the Named Executives exercised any options during fiscal 2002.


                             AGGREGATED OPTION EXERCISES IN FISCAL 2002
                                 AND FISCAL YEAR-END OPTION VALUES

                                                 Number of Shares
                                              Underlying Unexercised   Value of Unexercised
                      Shares       Value       Options at Fiscal      In-the-Money Options at
                     Acquired on  Realized        Year-End (#)         Fiscal Year-End ($)
   Name              Exercise ($)   ($)     Exercisable/Unexercisable Exercisable/Unexercisable (1)
___________________ ____________  ________ _________________________  _____________________________

Allan R. Tessler (2)       -            -        140,000/ 27,500           $0 / $0
Mark W. Hobbs              -            -        200,000/100,000           $0 / $0
Steven L. Korby            -            -        133,333/ 66,667           $0 / $0
Mark E. Wilson             -            -         13,334/ 26,666           $0 / $0


(1) Based on the closing price of $.80 for the Company's Common Stock on the OTCBB on June 28, 2002.

(2) On December 31, 2002, Mr. Tessler returned his June 30, 2002 option grant to the Company and such option grant was subsequently extinguished.

Director Compensation
Directors who are not salaried employees of the Company receive annual fees of $32,000. In addition, a director who serves as a member of the Compensation Committee and/or Audit Committee is entitled to receive $10,800 and $7,200, respectively, per year. For the fiscal year ended June 30, 2002, Messrs. Freedman, Markin and Hirschfield each received aggregate fees of $50,000 and Mr. McDonald received $42,800. Mr. Tessler, who serves as Chairman of the Board and Chief Executive Officer of the Company, receives $50,000 per year as fees. Mr. Tessler receives no salary from the Company for his services as Chief Executive Officer.

The 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan") provides that each individual who is a member of the Board of Directors on June 30 of any year, including any future director on any such date, will automatically be granted a nonqualified option to purchase 27,500 shares of Common Stock on each such June 30. The exercise price for each June 30 grant will be 100% of the fair market value of the Common Stock on the following September 30. Each option granted to a director will become exercisable after September 30 of each year and expire five years from the date of grant. On June 30, 2002 options to purchase an aggregate of 137,500 shares of Common Stock (27,500 each to Messrs. Tessler, Hirschfield, Freedman, Markin and McDonald) were automatically granted at an exercise price of $.64 per share exercisable for five years pursuant to the terms of the 1992 Plan. On December 31, 2002, Messrs. Tessler, Hirschfield, Freedman, Markin and McDonald returned their June 30, 2002 option grant to the Company and such option grants were subsequently extinguished.

Employment Agreements
On September 1, 2000 the Company entered into an employment agreement with Mr. Hobbs. Pursuant to the employment agreement, Mr. Hobbs is employed as President. The employment term commenced as of June 21, 2000 and will expire on June 21, 2003. Mr. Hobbs receives an annual base salary of $300,000. Mr. Hobbs' employment agreement entitles him to participate in an incentive bonus plan payable by the Company on such terms and conditions as determined by the Board or the Compensation Committee, in any event, not to exceed 50% of his base salary. In addition, Mr. Hobbs was granted a non-qualified option to purchase up to 300,000 shares of the Company's Common Stock. The option has an exercise price of $13.125 per share and shall vest as follows: 100,000 shares on June 21, 2001; 100,000 shares on June 21, 2002 and 100,000 shares on June 21, 2003. In addition, the option will vest immediately if the Company terminates Mr. Hobbs' employment without cause or if Mr. Hobbs terminates his employment for good reason. Mr. Hobbs' employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If Mr. Hobbs' employment is terminated by the Company without cause, he shall be entitled to payment of all base salary earned but unpaid, any accrued but unused vacation pay, all expenses not yet reimbursed and all other benefits earned, accrued and owing (including any incentive bonus earned for the applicable fiscal year), plus equal monthly payments in an amount equal to his monthly rate of base salary plus the amount of any incentive bonus paid to him the prior fiscal year (if no bonus was paid for such prior fiscal year, 50% of base salary shall be deemed to be the incentive bonus paid for purposes of this calculation), annualized, divided by twelve, for a period the greater of twelve months or the remaining term of his employment with the Company. If he terminates his employment for good reason, such amount will be paid in one lump sum. Pursuant to Mr. Hobbs' agreement, he received the right to buy $2 million of the Company's Notes and to have the Company loan him $1 million to do so. Mr. Hobbs did not exercise his right to borrow such funds. As of June 30, 2002, Mr. Hobbs was beneficial owner of $2 million of the Company's Notes under a separate agreement with an unrelated party and no loan exists between the Company and Mr. Hobbs. In July 2002, the Notes were redeemed by the Company pursuant to a voluntary repurchase program.

Steven L. Korby, Executive Vice President and Chief Financial Officer, is employed pursuant to an employment agreement that was entered into on October 1, 2000. The employment term commenced as of June 21, 2000 and will expire on June 21, 2003. Mr. Korby receives an annual base salary of $250,000. Mr. Korby's employment agreement entitles him to participate in an incentive bonus plan payable by the Company on such terms and conditions as determined by the Board or the Compensation Committee, in any event, not to exceed 50% of his base salary. In addition, Mr. Korby was granted a non-qualified option to purchase up to 200,000 shares of the Company's Common Stock. The option has an exercise price of $13.125 per share and shall vest as follows: 66,666 shares on June 21, 2001; 66,667 shares on June 21, 2002 and 66,667 shares on June 21, 2003. In addition, the option will vest immediately if the Company terminates Mr. Korby's employment without cause or if Mr. Korby terminates his employment for good reason. Mr. Korby's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If Mr. Korby's employment is terminated by the Company without cause, he shall be entitled to payment of all base salary earned but unpaid, any accrued but unused vacation pay, all expenses not yet reimbursed and all other benefits earned, accrued and owing (including any incentive bonus earned for the applicable fiscal year), plus equal monthly payments in an amount equal to his monthly rate of base salary plus the amount of any incentive bonus paid to him the prior fiscal year, annualized (if no bonus was paid for such prior fiscal year, 50% of base salary shall be deemed to be the incentive bonus paid for purposes of this calculation), divided by twelve, for a period the greater of twelve months or the remaining term of his employment with the Company. If he terminates his employment for good reason, such amount will be paid in one lump sum. Pursuant to Mr. Korby's agreement, he received the right to buy $500,000 of the Company's Notes and to have the Company loan him $250,000 to do so. Such right was exercised by Mr. Korby in September 2000. In July 2002, the Notes were redeemed by the Company pursuant to a voluntary repurchase program. Mr. Korby's loan, plus accrued interest thereon, was deducted from the face value of his Note when the repurchase occurred.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of four non-employee directors. Currently the members of the Compensation Committee are Messrs. Freedman, Hirschfield, Markin and McDonald. See "Certain Relationships and Related Transactions", for a description of transactions and agreements in which members of the Compensation Committee and their associates were involved. None of the executive officers of the Company serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of the Company.

Compensation Committee Report on Executive Compensation
The compensation of the Named Executives of the Company, as well as other executive officers of the Company, is determined by the Compensation Committee of the Board of Directors. The compensation of the executive officers consists primarily of salary, bonuses and short- and long-term incentives plans, whereby the Company has aligned the executive officers' financial interests with the financial interests of the Stockholders of the Company.

As determined by the Compensation Committee, an executive officer's total compensation package is comprised of three components: (1) base salary,
(2) bonuses and (3) options. In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined based upon the Company's meeting of specific economic targets, which may be set forth in such officer's employment agreement, if any, and at the discretion of the Board of Directors. In determining bonuses within its discretion, the Board acting upon the recommendation of the Compensation Committee will consider the overall operating performance of the Company during the period, as well as the position and responsibility of the executive and the executive's service and contributions to the Company during the year.

In addition to salary and bonus, executive officers may be granted options to purchase Common Stock. Options are intended to assist in encouraging executive officers, as well as other key management employees, to acquire a proprietary interest in the Company through ownership of its Common Stock. The Company views options as yet another method to bring together the interests of management and Stockholders on a long-term basis. Strong financial performance by the Company over time can be expected to lead to stock price appreciation, enabling the Company's executives to participate in such appreciation, should it be realized.

In considering which employees, including executive officers, who are to receive option grants, as well as the number of options to be granted, the Compensation Committee considers such employee's position and responsibility, the service, and accomplishments of such employee, the employee's present and future value to the Company, as well as the anticipated length of the employee's future service to the Company. Pursuant to the 1992 Plan, directors, including directors who are also employees of the Company, are eligible for an annual automatic grant of an option to purchase 27,500 shares of Common Stock. On June 30, 2002, each director received one such grant relating to services provided in fiscal 2002. For additional information concerning the salary, bonus and stock option grants for the Named Executives, see "Director and Executive Compensation."

Section 162(m) of the Internal Revenue Code limits the tax deduction available to the Company to $1 million for compensation paid (not including amounts which by agreement are required to be deferred) to the Company's five most highly compensated officers, unless certain requirements are met. One requirement is that compensation over $1 million must be based upon Company attainment of performance goals approved by the stockholders. Any stock options awarded under the 1992 Plan would be "performance-based" and eligible for an exception to the deduction limitation, provided other requirements also are met including the requirement that the Compensation Committee consist entirely of outside Directors.

In fulfilling its responsibilities, the Compensation Committee's goal is to closely ally the interest of management and the Stockholders. The Compensation Committee therefore believes that the short- and long-term financial performance of the Company should be a key determinant of overall executive compensation.

David R. Markin
Eugene M. Freedman
Alan J. Hirschfield

                             PERFORMANCE GRAPH

The graph below provides a comparison of the five year cumulative total return (assuming reinvestment of dividends) of the Company's Common Stock with the Standard & Poor's 500 Stock Index (the "S & P 500 Index") and the RDG Internet Index (the "Industry Group"). This graph assumes the investment of $100 on June 30, 1997 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index and the stocks comprising the Industry Group. The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.

                                 Cumulative Total Return
                           ____________________________________________

                           6/97    6/98    6/99    6/00    6/01    6/02

J NET ENTERPRISES, INC.   100.00  110.44   74.73  110.99   35.43    7.03
S & P 500                 100.00  130.16  159.78  171.37  145.95  119.70
RDG INTERNET              100.00  163.33  362.77  557.72  282.96  149.66

J Net's Common Stock was listed on the New York Stock Exchange ("NYSE") under the trading symbol "J". In April 2002, the Company was notified by the NYSE that the NYSE was initiating steps to delist the Common Stock of J Net. On May 8, 2002, the NYSE formally delisted the shares of Common Stock of J Net from its exchange. J Net's Common Stock is now quoted on the over-the-counter bulletin board ("OTCBB") and trades under the symbol "JNEI".

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 27, 2002, certain information regarding the shares of Common Stock beneficially owned by (i) each beneficial holder of more than five percent of the outstanding shares of Common Stock ("Beneficial Holder"), (ii) each director, (iii) each Named Executive, (iv) each significant employee, and (v) all directors and executive officers of the Company as a group.

                      OWNERSHIP OF J NET COMMON STOCK
__________________________________________________________________________
                                         Amount and Nature
Name of Beneficial Holder,               of Beneficial
Director, Named Executive                  Ownership of        Percent
or Identity of Group                      Common Stock (1)   of Class (1)
__________________________________________________________________________

Beneficial Holders:
__________________

Gabelli Funds, Inc. (2)                     1,479,600           17.36%
Dimensional Fund Advisors (3)                 584,178            6.85%
Allan R. Tessler (7)                          528,557            6.08%
Highfields Capital Management (4)             497,931            5.84%
Bedford Oaks Advisors LLC (5)                 491,000            5.76%
Enterprise Group of Funds (6)                 475,500            5.58%
David R. Markin (7)                           515,320            5.86%
Alan J. Hirschfield (7)                       467,500            5.35%

Directors other than Messrs. Tessler,
Markin and Hirschfield
_____________________________________

Robert L. McDonald, Sr. (7)                   371,484            4.23%
Eugene M. Freedman (7)                         95,000            1.11%

Named Executives other than Mr. Tessler
_______________________________________

Mark W. Hobbs                                 208,000            2.38%
Steven L. Korby                               133,333            1.54%

Significant Employees
_____________________

Mark E. Wilson                                 26,666              *

All directors and executive officers as a
group (10 persons)                          2,641,481           27.83%

* less than one percent

(1) Includes shares of Common Stock which may be acquired upon the exercise of vested options held by the following: Mr. Tessler (167,500), Mr. Markin (267,500), Mr. Hirschfield (210,000), Mr.
     McDonald (267,500), Mr. Freedman (55,000), Mr. Hobbs (200,000), Mr.
     Korby (133,333) and Mr. Wilson (26,666) and all directors, executive officers and significant employees as a group (1,327,499). Excludes shares of Common Stock which may be acquired upon the exercise of unvested options held by the following: Mr. Markin (50,000), Mr. Hirschfield (50,000), Mr. McDonald (50,000), Mr. Hobbs (100,000), Mr.
     Korby (66,667) and Mr. Wilson (13,334) and all directors, executive officers and significant employees as a group (330,001). The nature of the beneficial ownership for all the shares is sole voting and investment power.

(2) Based solely upon a Schedule 13D/A filed by Gabelli Funds on November 18, 2002.

(3) Based solely upon a Schedule 13G/A filed by Dimensional Fund Advisors on February 12, 2002.

(4) Based solely upon a Schedule 13G/A filed by Highfields Capital Management on February 14, 2002.

(5) Based solely upon a Schedule 13G/A filed by Bedford Oak Advisors on February 12, 2002.

(6) Based solely upon a Schedule 13G filed by Enterprise Group of Funds on February 13, 2002.

(7) On December 31, 2002, Messrs. Tessler, Hirschfield, Freedman, Markin and McDonald returned their June 30, 2002 option grant to the Company and such option grants were subsequently extinguished.

Indemnification of Officers and Directors
Article XII of our Articles of Incorporation provides for us to indemnify any and all directors and officers whom it shall have power to indemnify under Section 78.751 of the Nevada Revised Statutes from and against any and all of the expenses, liabilities or other referred to in or covered by such Section shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under our By-laws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert L. McDonald, Sr., a director of the Company, is a senior partner in the law firm of McDonald Carano Wilson LLP ("McDonald Carano"), counsel to the Company. In addition, A. J. Hicks, a partner in McDonald Carano is the Secretary of the Company. For the fiscal year ended June 30, 2002, the amount of fees paid by the Company to McDonald Carano, based on representation provided by McDonald Carano to the Company, did not exceed 5% of the gross revenues of such firm for its last full fiscal year. The Company believes that the fees for the services provided by McDonald Carano were at least as favorable to the Company as the fees for such services from unaffiliated third parties.

In June 2000, the Company issued $6,250,000 of Notes to Messrs. Tessler, Markin, and Hirschfield, directors of the Company, or to entities controlled by these individuals or their adult children. In addition, officers and employees of the Company purchased $3,750,000 of Notes between June 2000 and October 2000. The principal amount of the Notes were payable on March 31, 2007 and bore interest at 8% per annum, payable on a quarterly basis. Such terms were identical to Notes issued to unrelated parties.
All such Notes were repurchased pursuant to a voluntary repurchase offer in July 2002.

In connection with the purchase of $500,000 of Notes, the Company lent Mr. Korby $250,000 pursuant to a secured promissory which bore interest at 8% per annum. The loan was secured by the Note as collateral. In July 2002, when the Notes were repurchased by the Company pursuant to a voluntary repurchase, the loan, together with accrued interest thereon, was deducted from the payment to Mr. Korby.

Mr. Hobbs was a beneficial owner of $2,000,000 of Notes pursuant to an agreement with Mariner LLC, an unrelated entity that purchased $4,000,000 of Notes in October 2000. Under the arrangement, Mr. Hobbs obtained full economic benefit with respect to $1,000,000 of the Notes, including interest thereon and potential upside conversion to common stock and the sale thereof. With respect to the additional $1,000,000, Mr. Hobbs obtained potential upside upon conversion to common stock and the sale thereof. Mr. Hobbs was at risk in the event of default on the two million dollar original purchase price and had pledged his limited partnership interests in Mariner GP, LP as collateral against such default. The Note, in which Mr. Hobbs was a beneficial owner, was repurchased in July 2002 pursuant to a voluntary repurchase plan.

Mr. Tessler, Chairman and Chief Executive Officer of the Company, owns approximately 15% of J Net Venture Partners LLC (the "Manager"), the managing member of Venture I. The Manager is to be paid a fee from Venture I equal to 20% of the profits, if any, of Venture I after the accumulation of a preferred return to the investors of Venture I. Following the accumulation of a 35% internal rate of return, the 20% increases to 35%. The Company, which is obligated to advance certain expenses of the Manager will never own less than 51% of the Manager. There were no profits in Venture I during the twelve months ended June 30, 2002 and accordingly, no profits were paid to Mr. Tessler.

Michael Donahue served as Vice Chairman and Chief Executive Officer of InterWorld until March 2002, when he voluntarily resigned his position. Mr. Donahue continues to serve as a part time consultant to IWH.


                    SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders of the Company wishing to include proposals in the proxy material for the next Annual Meeting of J Net must submit such proposals in writing so as to be received at the executive offices of J Net on or before September 1, 2003. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals.

                     By Order of the Board of Directors

                              /s/ A. J. Hicks

                              A. J. HICKS
                               Secretary
January 2, 2003

                                PROXY

                       J NET ENTERPRISES, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     OF J NET ENTERPRISES, INC.

              MEETING OF STOCKHOLDERS: JANUARY 29, 2003

The undersigned stockholder of J Net Enterprises, Inc., a
Nevada corporation (the "Company"), hereby appoints Allan R.
Tessler and A. J. Hicks, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common
Stock, that the undersigned is entitled to vote at the Meeting of Stockholders of the Company to be held at Westin
Stonebriar Resort located at 1549 Legacy Drive, Frisco, Texas
75034 at 9:00 a.m. (local time), on January 29, 2003, or any adjournment or adjournments thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" the nominees named below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL (1)

1.   ELECTION OF DIRECTORS.

___ FOR the nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

Allan R. Tessler, Alan J. Hirschfield, Eugene M. Freedman, David R. Markin and Robert L. McDonald, Sr.

(INSTRUCTION: To withhold authority to vote for one or more than one individual nominee, write that nominee's name(s) in the space provided below.)

____________________________





Signature: _____________ Signature:_____________  Date: _______

(Please date this proxy and sign your name as it appears on the stock certificate. Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)